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November 26, 2001


Seix Funds, Inc.
200 Clarendon Street
Boston, MA 02116

Re:  Seix Funds, Inc.
     (Files Nos. 333-33365 and 811-8323)

Ladies and Gentlemen:

We have acted as counsel to Seix Funds, Inc., a Maryland corporation (the "Fund"), in connection with the preparation and filing of its Registration Statement on Form N-1A (the "Registration Statement") covering shares of common stock, $.001 par value per share, of the Seix Limited Duration Fund (the "Fund").

We have examined copies of the Articles of Incorporation and By-Laws of the Fund, the Registration Statement, and such other records, proceedings and documents as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

Based upon the foregoing, we are of the opinion that the shares of common stock, $.001 par value per share, of the Fund to be issued in accordance with the terms of the offering, as set forth in the Registration Statement, when so issued and paid for will constitute validly authorized and legally issued shares of common stock, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as set forth under the caption "Legal Counsel" in the above-referenced Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,



Dechert